GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENUINE PARTS COMPANY
MARKS 62nd CONSECUTIVE YEAR OF INCREASED DIVIDENDS AND ANNOUNCES OFFICER CHANGES

- Dividend for 2018 Increased by 7% -

Atlanta, Georgia, February 20, 2018 – Genuine Parts Company (NYSE: GPC) announced today a 7% increase in the regular quarterly cash dividend for 2018. The Board of Directors of the Company, at its February 19, 2018 Board meeting, increased the cash dividend payable to an annual rate of $2.88 per share compared with the previous dividend of $2.70 per share. The quarterly cash dividend of seventy two cents ($0.72) per share is payable April 2, 2018 to shareholders of record March 9, 2018. GPC has paid a cash dividend every year since going public in 1948, and 2018 marks the 62nd consecutive year of increased dividends paid to shareholders.

Genuine Parts Company also announced today that its Board of Directors approved two corporate officer changes, effective immediately. Napoleon B. Rutledge, Jr. was named Senior Vice President of Finance, and Derek B. Goshay was appointed Vice President of Safety & Sustainability. Previously, Mr. Rutledge was Vice President of Finance and has served the Company in a variety of finance and accounting roles for 18 years, including eight years as an officer. Mr. Goshay was most recently the Senior Vice President of Human Resources for EIS and has served in similar roles across several of Genuine Parts’ businesses in his 15 years with the Company.

Paul Donahue, President and Chief Executive Officer of Genuine Parts Company, commented, “Both Napoleon and Derek are well qualified and deserving of their new leadership roles within the Company. Napoleon’s promotion further strengthens our Finance team and Derek’s valuable experience enhances our corporate initiatives regarding Safety and Sustainability. We know they will do an outstanding job and look forward to their future contributions.”

Genuine Parts Company plans to release Fourth Quarter and Year-End Earnings later this morning. Management will also conduct a conference call at 11:00 a.m. Eastern time. The public may access the call on the Company’s website, www.genpt.com, by clicking “Investors”, or by dialing 800-289-0438. The conference ID is 3643063. If you are unable to participate during the call, a recording of the call will be available on the Company’s website or toll-free at 844-512-2921, ID 3643063, two hours after the completion of the conference call until 12:00 a.m. Eastern time on March 6, 2018.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada, Mexico, Australasia, France, the U.K., Germany and Poland. The Company also distributes industrial replacement parts and electrical and electronic materials in the U.S., Canada and Mexico through its Motion Industries and EIS, Inc. subsidiaries. S.P. Richards Company, the Business Products Group, distributes a variety of business products in the U.S. and in Canada.

Contacts

Carol B. Yancey, Executive Vice President and CFO – (678) 934-5044
Sidney G. Jones, Senior Vice President — Investor Relations – (678) 934-5628